Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2013 RESULTS

6% increase in diluted EPS to $0.65 and in diluted operating EPS to $0.66

13% growth in Term Life net premiums

15% higher Investment and Savings Products (ISP) sales

Client asset values reached all-time high of $39.85 billion as of March 31, 2013

Primerica Life Insurance Company (PLIC) paid a $150 million dividend to Primerica, Inc. on May 7

Duluth, GA, May 7, 2013 – Primerica, Inc. (NYSE: PRI) announced today financial results for the first quarter ended March 31, 2013.  Total revenues were $308.4 million in the first quarter of 2013 and net income was $38.8 million, or $0.65 per diluted share.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our strong distribution in core businesses drove the quarter’s results.  We continue to see steady growth in our Term Life business which provides a stable, recurring future earnings stream, coupled with strong performance in our high return ISP business.   We remain focused on driving organic earnings growth and providing meaningful, long-term shareholder value.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “First quarter sales force results were in line with our expectations as we worked to balance emphasis on recruiting and licensing new representatives to drive sales force growth longer-term.  Investment and Savings Products sales increased 15% year-over-year as we continue to focus on meeting the needs of our middle-income clients in order to generate sales growth.”

In the first quarter of 2013 operating revenues increased by 8% to $306.2 million compared with $284.5 million in the first quarter of 2012 driven by continued growth in the Term Life business as well as strong Investment and Savings Products sales and the favorable impact of market performance on client asset values.  Net operating income was $39.3 million, or $0.66 per diluted share in the first quarter of 2013 compared with $42.4 million, or $0.62 per diluted share, in the prior year period.  Results reflect a year-over-year decline in net investment income, which was impacted by our repurchase of 9.5 million shares throughout 2012 and a lower current yield on invested assets related to the accumulation of cash for the excess capital distribution from PLIC to Primerica, Inc.  Net operating income was also impacted by an increase in legal fees and expenses, higher interest expense due to the execution of the redundant reserve financing in March 2012 and increases in premium-related and employee-related expenses compared with the first quarter of 2012.

Distribution Results

•
Sales force results in the first quarter of 2013 reflect seasonally lower recruiting in the fourth quarter and the absence of an incentive trip competition in the first half of 2013, which is typical of a convention year.  In 2012 we introduced initiatives, including a life insurance compensation change, to focus our sales force on licensing more representatives. Adapting to these changes impacted recruiting.  First quarter results were in line with our expectations as we recruited 46,348 new representatives and life insurance licensed 7,165 representatives in the first quarter of 2013.  The size of the sales force was 90,917 as of March 31, 2013.

•
Term Life net premium revenue increased 13% to $144.2 million in the first quarter of 2013 compared with the first quarter a year ago as we continue to build the Term Life book of business.  In the first quarter of 2013, term life insurance policies issued were 50,356, a 10% decline from the first quarter of 2012 primarily related to strong recruiting in the prior year period.  Sequentially, term life insurance policies issued were 4% lower than the fourth quarter largely reflecting fewer applications submitted during the typically slower holiday season.

•
The 15% year-over-year growth in Investment and Savings Products sales to $1.37 billion in the first quarter of 2013 resulted from a 16%, or $100.0 million, increase in retail mutual funds sales as well as $92.9 million of fixed indexed annuity sales.  Sales were driven by recent ISP initiatives and market performance in the first quarter.  ISP sales increased 10% compared with the fourth quarter of 2012 primarily reflecting strong retirement and savings sales typical of the first quarter.  Client asset values increased 10% to $39.85 billion at March 31, 2013 relative to a year ago and were up 7% from the end of the fourth quarter, primarily reflecting market performance in the U.S. and Canada.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q1 2013	Q1 2012	% Change	Q1 2013	Q1 2012	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$168,397	$151,804	11%	$168,397	$151,804	11%
Investment and Savings Products	108,722	100,134	9%	108,722	100,134	9%
Corporate and Other Distributed Products	31,326	34,663	-10%	29,040	32,532	-11%
Total revenues	$308,445	$286,601	8%	$306,159	$284,470	8%

Income (loss) before income taxes:
Term Life Insurance	$45,779	$44,283	3%	$45,779	$44,283	3%
Investment and Savings Products	26,371	28,870	-9%	26,371	28,870	-9%
Corporate and Other Distributed Products	(11,918)	(9,688)	-23%	(11,186)	(8,744)	-28%
Total income before income taxes	$60,232	$63,465	-5%	$60,964	$64,409	-5%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

Term Life Insurance.  Term Life results in the first quarter reflect a 13% increase in net premiums versus the prior year period from the continued layering of New Term policies onto our maturing in force premium base.  Premium-related and employee-related expenses increased as did the interest expense associated with our redundant reserve financing compared with the first quarter of 2012.  Non-deferred commissions were lower than in the prior year period due to the changing nature of our incentive programs.  Total incurred claims grew at a rate consistent with our historical experience and policy persistency improved modestly over the prior year period. In the first quarter of 2013, operating revenues increased 11% to $168.4 million and operating income before income taxes grew to $45.8 million compared with the same period a year ago.

Sequentially, operating income before income taxes increased 3% reflecting continued growth in net premiums as well as improved persistency relative to seasonally lower persistency in the fourth quarter.  Incurred claims were slightly higher than in the fourth quarter of 2012 while insurance expenses were in line with the prior period.

Investment and Savings Products.  First quarter results reflect strong sales and average client asset values, partially offset by growth-related expenses.  In addition, legal fees and expenses of $3.9 million were incurred in the first quarter associated with a series of arbitration hearings in 2013, impacting net operating earnings per diluted share by $0.04.  During the period operating revenues increased 9% to $108.7 million and operating income before income taxes declined by $2.5 million to $26.4 million compared with the first quarter of 2012.

Sequentially, operating income before income taxes declined 15% compared with the fourth quarter of 2012 primarily reflecting higher first quarter legal fees and expenses and favorable prior period items including the volume-related variable annuity incentive payment.  The mix of products sold in the first quarter resulted in modestly lower sales-based income compared with the fourth quarter of 2012 but should provide higher relative ongoing earnings.

Corporate and Other Distributed Products.  Results reflect a decline in net investment income due to a lower invested asset base following our stock repurchases as well as a lower yield on our invested assets.  Results for the segment were positively impacted by favorable claims experience in the non-term insurance products underwritten by our New York subsidiary.  Operating revenues of $29.0 million were 11% lower and operating losses before income taxes grew by $2.4 million compared with the first quarter of 2012.

Taxes

Our effective income tax rate for the first quarter of 2013 was 35.5% compared with 34.2% in the prior year period primarily driven by tax benefits recorded in the first quarter of 2012 related to Canadian tax reserves.  Sequentially, the effective income tax rate increased from the fourth quarter of 2012 due to the recognition of certain tax benefits due to statute of limitations expirations that occur annually at the end of the calendar year.

Capital and Liquidity

As of March 31, 2013, our investments and cash totaled $2.12 billion compared with $2.07 billion as of December 31, 2012.  Our invested asset portfolio had a net unrealized gain of $175.4 million (net of unrealized losses of $4.2 million) at March 31, 2013, down from a net unrealized gain of $182.6 million (net of unrealized losses of $4.3 million) at December 31, 2012.  Net realized gains for the quarter were $2.3 million, which included $0.1 million of other-than-temporary impairments.

Our debt-to-capital ratio decreased slightly from the end of the fourth quarter to 22.3% as of March 31, 2013.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio is estimated to be in excess of 610% as of March 31, 2013.  Following the $150 million ordinary dividend, PLIC’s RBC ratio is estimated to be in excess of 480%, leaving the company well-positioned to support existing operations and fund future growth.

Net income return on stockholders’ equity (ROE) was 12.0% (13.3% on a net operating income and adjusted stockholders’ equity (ROAE) basis) for the quarter ended March 31, 2013.  The $150 million ordinary dividend from Primerica Life Insurance Company to Primerica, Inc. provides opportunities for ROAE expansion in 2013.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, May 8, 2013 at 10:00 am EDT, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4.3 million lives and approximately 1.9 million clients maintained investment accounts with us at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
470-564-6329
Email: mark.supic@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	March 31,	December 31,
	2013 (1)	2012
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,837,929	$1,887,014
Equity securities available for sale, at fair value	40,277	37,147
Trading securities, at fair value	9,417	7,762
Policy loans and other invested assets	25,009	24,613
Total investments	1,912,632	1,956,536
Cash and cash equivalents	202,512	112,216
Accrued investment income	21,391	19,540
Due from reinsurers	4,005,539	4,005,194
Deferred policy acquisition costs	1,098,124	1,066,422
Premiums and other receivables	180,347	170,656
Intangible assets	69,502	69,816
Income taxes	21,359	17,256
Other assets	307,241	302,126
Separate account assets	2,614,669	2,618,115
Total assets	$10,433,316	$10,337,877

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,898,538	$4,850,488
Unearned premiums	10,214	6,056
Policy claims and other benefits payable	254,333	254,533
Other policyholders' funds	350,345	345,721
Notes payable	374,445	374,433
Income taxes	122,925	114,611
Other liabilities	366,669	358,577
Payable under securities lending	133,325	139,927
Separate account liabilities	2,614,669	2,618,115
Total liabilities	9,125,463	9,062,461

Stockholders' equity:
Common stock	567	564
Paid-in capital	609,100	602,269
Retained earnings	535,609	503,173
Accumulated other comprehensive income, net of income tax	162,577	169,410
Total stockholders' equity	1,307,853	1,275,416
Total liabilities and stockholders' equity	$10,433,316	$10,337,877

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$570,899	$561,037
Ceded premiums	(410,604)	(418,163)
Net premiums	160,295	142,874
Commissions and fees	111,988	103,905
Net investment income	23,216	26,097
Realized investment gains (losses), including OTTI	2,286	2,131
Other, net	10,660	11,594
Total revenues	308,445	286,601

Benefits and expenses:
Benefits and claims	74,246	67,933
Amortization of deferred policy acquisition costs	31,252	26,531
Sales commissions	55,048	49,717
Insurance expenses	27,052	22,444
Insurance commissions	6,066	8,496
Interest expense	8,795	6,910
Other operating expenses	45,754	41,105
Total benefits and expenses	248,213	223,136
Income before income taxes	60,232	63,465
Income taxes	21,387	21,709
Net income	$38,845	$41,756

Earnings per share:
Basic	$0.67	$0.62
Diluted	$0.65	$0.61

Shares used in computing earnings per share:
Basic	56,598	65,133
Diluted	58,407	66,275

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2013	2012	% Change
Operating revenues	$306,159	$284,470	8%
Realized investment gains (losses), including OTTI	2,286	2,131
Total revenues	$308,445	$286,601	8%

Operating income before income taxes	$60,964	$64,409	-5%
Realized investment gains (losses), including OTTI	2,286	2,131
Other operating expense - equity awards	(3,018)	(3,075)
Income before income taxes	$60,232	$63,465	-5%

Net operating income	$39,317	$42,377	-7%
Realized investment gains (losses), including OTTI	2,286	2,131
Other operating expense - equity awards	(3,018)	(3,075)
Tax impact of reconciling items	260	323
Net income	$38,845	$41,756	-7%

Diluted operating earnings per share (1)	$0.66	$0.62	6%
Net after-tax impact of operating adjustments	(0.01)	(0.01)
Diluted earnings per share (1)	$0.65	$0.61	6%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2013	2012
Operating revenues	$29,040	$32,532
Realized investment gains (losses), including OTTI	2,286	2,131
Total revenues	$31,326	$34,663

Operating loss before income taxes	$(11,186)	$(8,744)
Realized investment gains (losses), including OTTI	2,286	2,131
Other operating expense - equity awards	(3,018)	(3,075)
Loss before income taxes	$(11,918)	$(9,688)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

March 31, 2013
Adjusted stockholders' equity	$1,196,634
Unrealized net investment gains recorded in stockholders' equity, net of income tax	111,219
Stockholders' equity	$1,307,853